Attorneys at Law
                                                                 Suite 2800
                                                      1100 Peachtree Street
                                               Atlanta, Georgia  30309-4530
                                                    Telephone: 404.815.6500
                                                    Facsimile: 404.815.6555

                                                           REINALDO PASCUAL
          July 24, 1998
                                              E-mail: rpascual@kilstock.com
                                                  Direct Dial: 404.815.6132



Mr. Thomas E. Quinn
President
CornerCap Group of Funds
The Peachtree, Suite 1700
1355 Peachtree Street, N.E.
Atlanta, Georgia  30309


     Re: Opinion and Consent Concerning the Balanced Fund and the Growth Fund of the CornerCap Group of Funds
          (Files Nos. 33-3149 and 811-4581)

Ladies and Gentlemen:

     We have served as counsel of the CornerCap Group of Funds, a Massachusetts business trust (the "Trust") registered as an investment company under the Investment Company Act of 1940, as amended (File No. 811-4581), with an indefinite number of shares of beneficial interest designated as shares of the Balanced Fund and Growth Fund registered for offer and sale (the "Registered Stock") under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form N-1A (No. 33-3149) (the "Registration Statement").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of the Registered Stock as we have deemed necessary and advisable. Our opinion is limited to matters arising under the provisions of the Trust's Declaration of Trust dated January 6, 1986, as supplemented on April 10, 1986, September 23, 1992 and July 27, 1995, applicable to the issuance of the Registered Stock by the Company.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     As to all factual matters relating to this opinion, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, oral and written representations made to us by officers of the Trust without making any independent investigation with respect thereto.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Registered Stock will be, upon issuance thereof against payment therefor as contemplated in the Registration Statement, legally issued, fully paid and non-assessable.

     This opinion is intended only for your use in connection with the offering of the Stock and may not be relied upon by any other person. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinions set forth herein in the Registration Statement.


                              Very truly yours,

                              KILPATRICK STOCKTON LLP



                              By:  /s/ Reinaldo Pascual
                                   Reinaldo Pascual, Partner



RP:mr
cc:  Mr. Richard T. Bean